ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is entered into effective as of ___________ ___, 2013, by and between Sun Life Assurance Company of Canada (“Sun Life”), a Canadian life insurance company doing business in the United States via its branch entered through the State of Michigan, and Sun Life Financial Distributors, Inc. (“SLFD”), a Delaware corporation.

WHEREAS, SLFD is registered as a broker-dealer with the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, Sun Life is a life insurance company engaged in, among other things, the business of issuing insurance products, and is a corporate affiliate of SLFD;

WHEREAS, SLFD serves as the designated principal underwriter, for securities law purposes, for variable life insurance policies which were issued and are administered by a life insurance company affiliated with Sun Life and SLFD;

WHEREAS, Sun Life, and certain of its insurance company affiliates, derive benefit from its relationship with SLFD;

WHEREAS, the parties agree that is in their respective best interests to enter this Agreement for the purposes of confirming the  service arrangements among them;

WHEREAS, Sun Life has professional staffing for financial, compliance, legal, administrative, and other operational support functions related to the maintenance and operation of business enterprises;

WHEREAS, SLFD desires Sun Life to provide services to SLFD (collectively, the "services") and desires further to make use in its day-to-day operations of certain staff and any property, equipment, and facilities (collectively, the "staff and facilities") of Sun Life as SLFD may request with respect to the services;

WHEREAS, Sun Life and SLFD wish to assure that all charges for services and the use of staff and facilities incurred hereunder are reasonable and based on actual costs arrived at in a fair and equitable manner, and that estimated costs, whenever used, are adjusted periodically to bring them into alignment with actual costs; and

WHEREAS, Sun Life and SLFD contemplate that such an agreement for services will achieve certain operating economies and provide economic and other benefits to each of them.

NOW, THEREFORE, in consideration of the premises and of the mutual promises set forth herein, and intending to be legally bound hereby, Sun Life and SLFD agree as follows:

1. SERVICES AND USE OF FACILITIES TO BE PROVIDED FOR SLFD.  Subject to the terms, conditions, and limitations of this Agreement, Sun Life agrees to the extent requested by SLFD to perform diligently and in a professional manner such services as set forth in this Agreement as SLFD determines to be reasonably necessary in the conduct of its operations.  Subject to the terms, conditions and limitations of this Agreement, Sun Life agrees to the extent requested by SLFD to make available to SLFD such of its facilities as SLFD may determine to be reasonably necessary in the conduct of its operations.  Sun Life agrees at all times to maintain sufficient facilities and trained personnel of the kind necessary to perform under this Agreement.

(a) CAPACITY OF PERSONNEL AND STATUS OF FACILITIES.  Whenever Sun Life utilizes its personnel to perform services for SLFD pursuant to this Agreement, such personnel shall at all times remain employees of Sun Life, and Sun Life shall alone retain full liability to such employees for their welfare, salaries, fringe benefits, legally required employer contributions, and tax obligations.  No facility of Sun Life used in performing services for or subject to use by SLFD shall be deemed to be transferred, assigned, conveyed, or leased by performance or use pursuant to this Agreement.

(b) EXERCISE OF JUDGMENT IN RENDERING SERVICES.  In providing any services hereunder that require the exercise of judgment by Sun Life, Sun Life shall perform any such service in accordance with any standards and guidelines that SLFD develops and communicates to Sun Life.  In performing any services hereunder, Sun Life shall at all times act in a manner reasonably calculated to be in or not opposed to the best interests of SLFD.

(c) CONTROL.  The performance of services by Sun Life for SLFD pursuant to this Agreement shall in no way impair the absolute control of the business and operations of Sun Life or SLFD by their respective Boards of Directors.  Sun Life shall act hereunder so as to assure the separate operating identity of SLFD.

2. SERVICES.  The performance of Sun Life under this Agreement with respect to the business and operation of SLFD shall at all times be subject to the direction and control of the Board of Directors of SLFD.  Subject to the foregoing and to the terms, conditions, and limitations of this Agreement, Sun Life shall provide to SLFD, at SLFD’s request, the services set forth below with respect to the business of SLFD as well as such additional services as the parties may agree upon from time to time.

(a) ACCOUNTING, DATA PROCESSING, TAX, AND AUDITING.  Under the general supervision of the Board of Directors and management of SLFD, Sun Life shall provide accounting services, including, but not limited to, the following:  (i) preparation of financial statements and reports, including annual, quarterly and monthly net capital computations and statements,  and U.S. tax returns; (ii) annual audit services through an independent certified public accounting firm; (iii) maintenance of general account ledgers and other related financial records; and (iv) processing financial transactions of SLFD.  Sun Life shall also provide such assistance as may be required with respect to tax and auditing services.  Such auditing services shall include not only review of financial records, but also may include review of specific functions and activities in order to ensure compliance with SLFD’s established policies.  This auditing provision shall not apply to SLFD’s audit of Sun Life's services pursuant to this Agreement.

(b) FUNCTIONAL SUPPORT SERVICES.  Sun Life, when requested by SLFD, shall provide functional support services, including, but not limited to:  (i) customer relationship management system services; (ii) services associated with the generation and mailing of Forms 1099 or other federal or state regulatory requirements for information reporting; (iii) services in connection with the management of bank accounts; (iv) telecommunications services and electronic data processing services, facilities, and integration, including software programming and documentation and hardware utilization; (v) compliance and legal services, including representation of SLFD in the prosecution or defense of actions and in the negotiation and preparation of contracts and other documents, governmental relations and advising on regulatory compliance, and rendering opinions on various legal matters; (vi) purchasing; (vii) printing, forms management, distribution, mailings, and bulk handling; (viii) human resources and employee relations services, including payroll processing, employee benefit plan design and administration, compensation design and administration, and recruiting of personnel other than agents; (ix) other corporate services including, but not limited to, facilities administration, property and casualty insurance evaluation and procurement, office design services, lease negotiation, library, and conference and travel; (x) marketing assistance and services, including sales aids, rate guides, sales brochures, solicitation materials, and such other promotional materials, information, assistance and advice as shall assist the sales, public relations and advertising efforts of SLFD, as well as services in connection with and in support of distributor licensing and appointing, contracts and compensation.

3. COST OF SERVICES, FACILITIES AND OTHER EXPENSES.  SLFD agrees to reimburse Sun Life for the cost of the services and facilities provided by Sun Life to SLFD pursuant to this Agreement.  The charge to SLFD for such services and facilities shall include all direct and indirect expenses including directly allocable expenses, reasonably and equitably determined to be attributable to SLFD by Sun Life, and indirect expenses including overhead and other indirect costs.

The allocable expenses and overhead charges shall include, without limitation: salaries; payroll taxes for personnel performing services; license and registration fees; equipment and supplies; computer charges; consulting, accounting and legal fees; travel expenses; rent and other reasonable and customary business overhead charges; and all other charges, costs, and expenses reasonably incurred in connection with providing the services contemplated hereunder.

The allocation method and calculation of the direct and indirect expenses shall be agreed upon prior to services being rendered and reviewed periodically.  In general, expenses will be allocated on the basis of an allocation methodology developed by Sun Life’s accounting department utilizing such means and methodology deemed appropriate in accordance with customary cost accounting procedures consistently applied, and in proportion to SLFD’s utilization of the services contemplated hereunder.  Sun Life agrees to provide SLFD with copies of the expense allocation methodology and copies of any applicable invoices.

4. PAYMENT.   Within thirty (30) days after the last day of each month, Sun Life intends to submit to SLFD a detailed written statement of charges due from SLFD to Sun Life in the preceding calendar month.  Sun Life reserves the right to provide statements on a less frequent basis, but in no event less than on a quarterly basis.  Each statement shall include charges not included in any previous statements, and any balance payable or to be refunded as shown in the statement shall be paid or refunded within thirty (30) days following receipt of the written statement by SLFD.

If SLFD objects to Sun Life’s determination of charges hereunder, it shall so advise Sun Life within thirty (30) days of receipt of said determination.  Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants, which shall determine the charges properly allocable to SLFD and shall, within a reasonable time, submit such determination, together with the basis therefor, in writing to Sun Life and SLFD, whereupon such determination shall be binding.  The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by Sun Life and SLFD.

5. STANDARD OF CARE.  The parties shall use that degree of ordinary care and reasonable diligence in the performance of services hereunder that an experienced and qualified provider of similar services under a similar services agreement would use acting in like circumstances and familiar with such matters and in accordance with such additional standards as may be adopted by SLFD from time to time and communicated to Sun Life, including industry standards and applicable laws and any contractual obligations or limitations binding on SLFD and made known to Sun Life.  Furthermore, the parties agree to maintain backup systems and contingency plans to assure that work stoppages, fires, riots, equipment, utility or transmission failures, shortage or damage, acts of God, or other similar occurrences do not jeopardize the integrity of the data maintained on behalf of the other party.  Each party warrants it will maintain such systems in conformity with corporate and prudent business standards.

6. ACCOUNTING RECORDS AND DOCUMENTS.  Sun Life shall be responsible for maintaining full and accurate accounts and records of all services rendered and facilities used pursuant to this Agreement in accordance with applicable laws and regulations, and such additional information as SLFD may reasonably request for purposes of its internal bookkeeping and accounting operations.  Sun Life shall keep copies of such accounts and records available at its principal offices for audit, inspection, and copying by SLFD and persons authorized by it, or any governmental agency having jurisdiction over SLFD, during all reasonable business hours.  Such accounts and records shall be delivered upon a request for such accounts and records by SLFD or by any governmental agency having jurisdiction over SLFD.  The parties reserve the right of offset for any amounts owed between them arising under this Agreement or otherwise; to the extent the parties elect not to offset such amounts, then any charges hereunder shall be paid within thirty (30) days following receipt of a written statement therefor as more particularly set forth in Section 4 above.

7. RECORDS AND AUDIT RIGHTS.  All books, records, and files established and maintained by Sun Life by reason of its performance under this Agreement that, absent this Agreement, would have been held by SLFD, shall be:  (i) deemed the property of SLFD; (ii) maintained in accordance with applicable laws and regulations; and (iii) subject to examination at all times by SLFD and persons authorized by it or any governmental agency having jurisdiction over SLFD.  With respect to documents that otherwise would be held by SLFD and that may be obtained by Sun Life in performing under this Agreement, Sun Life shall deliver such documents to SLFD upon a request for such documents by SLFD or by any governmental agency having jurisdiction over SLFD.

Sun Life shall maintain, as agent for SLFD, such books and records as may be required of SLFD under the 1934 Act, as may be mutually agreed upon by them.  Sun Life shall maintain all such books and records and hold such books and records on behalf of and as agent for SLFD whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act, FINRA, and all other regulatory bodies having jurisdiction.

In addition to the foregoing, SLFD may audit Sun Life, at SLFD’s sole expense and upon reasonable notice, to ensure that security controls and operational management procedures are in place as required by this Agreement, provided, however, that nothing herein will allow SLFD to review data pertaining to other customers of Sun Life.  Sun Life also will make available to SLFD, upon written notice, copies of any external audit reports produced for Sun Life with respect to the services provided under this Agreement.  Sun Life acknowledges that the Superintendent of Financial Institutions of Canada (the "Canadian Superintendent") may find it necessary to have SLFD's material outsourcing arrangements reviewed, examined or caused to be examined.  Accordingly, Sun Life undertakes and agrees as follows:
(a) The Canadian Superintendent may exercise the rights of SLFD relating to audit and inspection rights and monitoring procedures;
(b) The Canadian Superintendent may have access to and make copies of any internal audit reports and associated working papers and recommendations prepared for or by Sun Life in respect of services being performed for SLFD, subject to the Canadian Superintendent agreeing to sign appropriate confidentiality documentation in form and content satisfactory to Sun Life; and
(c) Sun Life will use commercially reasonable best efforts to seek the consent of its external auditor for the release to the Canadian Superintendent of any findings in the external audit of Sun Life (and associated working papers and recommendations) that addresses the services being performed for SLFD, subject to the Canadian Superintendent agreeing to sign appropriate confidentiality documentation in form and content satisfactory to Sun Life.

8. RIGHT TO CONTRACT WITH THIRD PARTIES.  Nothing herein shall be deemed to grant Sun Life an exclusive right to provide services to SLFD, and SLFD retains the right to contract with any third party, affiliated or unaffiliated, for the performance of services or for the use of facilities as are available to or have been requested by SLFD pursuant to this Agreement.

9. CONTACT PERSON(S).  SLFD and Sun Life each shall appoint one or more individuals who shall serve as contact person(s) for the purpose of carrying out this Agreement.  Such contact person(s) shall be authorized to act on behalf of their respective parties as to matters pertaining to this Agreement.  Effective upon execution of this Agreement, the initial contact person(s) shall be those set forth in Appendix A.  Each of the parties shall notify the other, in writing, as to any change in such designated contact person.

10. TERMINATION.  This Agreement shall remain in effect until terminated by either Sun Life or SLFD upon giving thirty (30) days or more advance written notice.  Upon termination, Sun Life shall promptly deliver to SLFD all books and records that are, or are deemed by this Agreement to be, the property of SLFD.

11. ASSIGNMENT.  This Agreement and any rights pursuant hereto shall not be assignable by either party hereto, except as set forth herein or by operation of law.  Except as and to the extent specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations, or liabilities, or to relieve any person other than the parties hereto, or their respective legal successors, from any obligations or liabilities that would otherwise be applicable.  The representations, warranties, covenants, and agreements contained in this Agreement shall be binding upon, extend to, and inure to the benefit of the parties hereto, their, and each of their, successors and assigns respectively.

12. GOVERNING LAW.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed in that State without regard to principles of conflict of laws.

13. ARBITRATION.  Any unresolved dispute or difference between the parties arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the Expedited Procedures thereof.  The award rendered by the Arbitrator shall be final and binding upon the parties, and judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction thereof.  The arbitrators shall be persons unaffiliated with either Sun Life or SLFD.

14. INDEMNIFICATION.  SLFD and Sun Life agree to hold each other harmless and to indemnify each other against any and all extra-contractual liability and any related loss, damage, expense, costs, cause of action, demand, penalty, fine, or claim (including cost of litigation or administrative proceeding and counsel fees) arising out of or related to any of the services provided hereunder to the extent the same are caused by the act or failure to act of the indemnifying party.

15. NOTICE.  All notices, statements or requests provided for hereunder shall be deemed to have been duly given when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Service, as first class certified or registered mail, postage prepaid, overnight courier service, telex or telecopier, addressed as follows:

(a)	If to Sun Life, to:

One Sun Life Executive Park
Wellesley Hills, MA 02481

(b)	If to SLFD, to:

One Sun Life Executive Park
Wellesley Hills, MA  02481

or to such other persons or places as each party may from time to time designate by written notice sent as aforesaid.

16. ENTIRE AGREEMENT.  This Agreement, together with such amendments as may from time to time be executed in writing by the parties, constitutes the entire agreement and understanding between the parties in respect of the transactions contemplated hereby.

17. SECTION HEADINGS.  Section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

18. COUNTERPARTS.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their respective officers duly authorized to do so, as of the date and year first above written.

Sun Life Assurance Company of Canada

By:                                                                                _____________________________
Name:           _____________________________
Title:           _____________________________

By:                                                                                _____________________________
Name:           _____________________________
Title:           _____________________________

Sun Life Financial Distributors, Inc.

By:                                                                                _____________________________
Name:           _____________________________
Title:           _____________________________

By:                                                                                _____________________________
Name:           _____________________________
Title:           _____________________________

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APPENDIX A

CONTACT PERSON FOR Sun Life:

Chief Financial Officer, SLF US
Sun Life Assurance Company of Canada
One Sun Life Executive Park
Wellesley Hills, MA  02481

CONTACT PERSON FOR SLFD:

Financial/Operations Principal & Treasurer
Sun Life Financial Distributors, Inc.
One Sun Life Executive Park
Wellesley Hills, MA 02481

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